Exhibit 2.2

LETTER AGREEMENT

August 17, 2006

Cendant Corporation

9 West 57th Street

New York, NY 10019

and

Six Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

Realogy Corporation

1 Campus Drive

Parsippany, NJ 07054

Attn: General Counsel

Travelport Inc.

339 Jefferson Road

Parsippany, NJ 07054

Attn: General Counsel

Wyndham Worldwide Corporation

Seven Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

RE:	Separation and Distribution Agreement

Reference is made to the Separation and Distribution Agreement (the “Agreement”), dated as of July 27, 2006, by and among Cendant Corporation (“Cendant”), Realogy Corporation (“Realogy”), Travelport Inc. (“Travelport”) and Wyndham Worldwide Corporation (“Wyndham”) (each of Realogy, Travelport and Wyndham, a “Newco” and, collectively, the “Newcos”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement. This letter agreement confirms the agreement of the undersigned parties as follows with respect to any individual who was a former employee of Cendant or any of its subsidiaries on or prior to July 31, 2006 and who, at such time, was either (A) in a known dispute with the relevant employing entity relating to the circumstances surrounding the termination of such employee’s employment with such entity or (B) both (1) was notified on or prior to July 31, 2006 that such individual’s employment with Cendant or the applicable Newco (or their respective subsidiaries) would terminate in connection with the Distributions and (2) is in the process of negotiating the terms of his or her separation with Cendant or the applicable Newco (each such employee, a “Specified Employee”):

Notwithstanding anything in the Agreement and Schedule 1.1(15)(i) of the Agreement to the contrary, each of Cendant, Realogy and Wyndham (and Travelport in the event the Travelport Sale does not occur) hereby agrees that, if as a result of the resolution of a dispute (whether thought arbitration proceedings or legal proceedings or mutual agreement between a Specified Employee, on the one hand, and Cendant or the Newco employing such Specified Employee, on the other hand) relating to the characterization of the Specified Employee’s termination of employment, it is determined that the Specified Employee is entitled to retain all or a portion of his or her Cendant stock options and/or restricted stock units that were outstanding prior to July 31, 2006 (the “Retained Awards”), then each of Cendant, Realogy and Wyndham (and, if applicable, Travelport) shall (i) treat such Retained Award in the manner contemplated by Article VI of the Agreement as if such Retained Award had been outstanding on the Realogy and Wyndham Distribution Date (i.e., each option to purchase shares of Cendant common stock shall be adjusted in the same manner as adjustments made to options which were outstanding as of such Distribution Date (and, if applicable, the Travelport Distribution Date) and each restricted stock unit shall be “split” in the same manner as applicable to restricted stock units outstanding on the applicable Distribution Date) and (ii) be solely responsible for, at their own expense, the settlement of their portion of the respective Retained Award and any and all Liabilities with respect to the settlement of their portion of the respective Retained Award.

Except as expressly modified by this Letter, all of the terms, covenants, agreements, conditions and other provisions of the Agreement and schedules thereto shall remain in full force and effect in accordance with their respective terms.

This Letter may be executed in one or more counterparts, and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this letter agreement as of the date first written above.

CENDANT CORPORATION

By	/s/ JAMES E. BUCKMAN
Name:	James E. Buckman
Title:	Vice Chairman and General Counsel

REALOGY CORPORATION

By	/s/ C. PATTESON CARDWELL, IV
Name:	C. Patteson Cardwell, IV
Title:	Executive Vice President and General Counsel

TRAVELPORT INC.

By	/s/ JEFF CLARKE
Name:	Jeff Clarke
Title:	President and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

By	/s/ SCOTT G. MCLESTER
Name:	Scott G. McLester
Title:	Executive Vice President and General Counsel